UNITED STATES
SECURITIES AND EXCHANGE COMMISSION

WASHINGTON, D.C.  20549

FORM 8-K

CURRENT REPORT
Pursuant to Section 13 or 15(d) of The Securities Exchange Act of 1934

August 31, 2004

Date of Report (Date of earliest event reported)

MortgageIT Holdings, Inc.

(Exact name of registrant as specified in its charter)

Maryland	001-32213	20-0947002
(State or other jurisdiction of incorporation)	(Commission file number)	(I.R.S. employer identification no.)

33 Maiden Lane, New York, New York 10038

(Address of principal executive offices including Zip Code)

(212) 651-7700

(Registrant’s telephone number, including area code)

(Former name or former address, if changed since last report)

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions (see General Instruction A.2. below):

☐    Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

☐    Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

☐    Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act
(17 CFR 240.14d-2(b))

☐    Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act
(17 CFR 240.13e-4(c))

Item 2.02 Results of Operations and Financial Condition and Item 7.01 Regulation FD Disclosure

The following information is furnished pursuant to Item 2.02 “Results of Operations and Financial Condition” and Item 7.01 “Regulation FD Disclosure.”

On August 31, 2004, MortgageIT Holdings, Inc. (“MortgageIT”) issued a press release announcing its earnings for the three and six months periods ended June 30, 2004. At 10:00 a.m. on September 1, 2004, MortgageIT’s Chairman and Chief Executive Officer Doug W. Naidus will make a presentation of MortgageIT’s earnings for the three and six months periods ended June 30, 2004 on an investor conference call, which investors can listen to by following the instructions set forth in the press release attached hereto as Exhibit 99.1.

MortgageIT is also reporting that because of its reorganization from an originator/seller to an originator/investor, MortgageIT will apply a different accounting policy for its loans originated for investment as compared to the accounting policy that applies to its loans originated for sale.  As a result of this change, MortgageIT anticipates a negative, non-cash accounting impact to its third quarter pre-tax earnings of between $2 million and $3 million.  Also, MortgageIT’s realizable revenues and earnings at the TRS for the third and fourth quarters of 2004 will be negatively impacted because it will be self-originating and retaining approximately $2.4 billion of ARM loans for investment rather than selling those loans to third party investors, and therefore will not recognize any gain on sale revenue for these loans.  Instead, the value of the ARM loans retained in its loan investment portfolio will be realized in the form of net interest income over the life of the loans.  The net interest income on its investment portfolio will represent the primary source of income for the dividends that MortgageIT intends to pay to its shareholders.

Item 9.01  Financial Statements and Exhibits

(c)	Exhibits.
	Exhibit No.	Description
	99.1	Press release of MortgageIT Holdings, Inc. dated August 31, 2004, announcing MortgageIT’s earnings for the six months ended June 30, 2004.

SIGNATURES

Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

MortgageIT Holdings, Inc.
(Registrant)

August 31, 2004
Date	/s/ Doug W. Naidus
Chairman and Chief Executive Officer